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                     [LETTERHEAD OF KPMG PEAT MARWICK LLP]



                                       September 1, 1995


Securities and Exchange Commission
Washington, D.C.

Ladies and Gentlemen:

We were previously engaged as principal accountants to audit the consolidated financial statements of Rule Industries, Inc. and subsidiaries as of and for the year ended August 31, 1995. On September 1, 1995, our appointment as principal accountants was terminated before we performed any audit procedures. We have read Rule Industries, Inc.'s statements included under Item 4 of its Form 8K dated September 1, 1995, and we agree with such statements.


                                       Very truly yours,

                                       /s/ KPMG Peat Marwick LLP